Exhibit (d)(1)(F)

AMENDMENT NO. 1 TO CONTINUING GUARANTY

This Amendment No. 1 to Continuing Guaranty (this “Amendment”), dated as of August 16, 2000 is entered into with reference to the Continuing Guaranty dated as of August 28, 1998 (the “Continuing Guaranty”), executed by 250 Rodeo, Inc. (“Guarantor”) in favor of Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association) as Administrative Agent under the First Amended and Restated Credit Agreement dated as of October 30, 1996 among Tracinda Corporation, a Nevada corporation (the “Company”), the banks party thereto, and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as Letter of Credit Issuing Bank and Administrative Agent (as amended from time to time, the “Prior Credit Agreement”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Continuing Guaranty.

Concurrently herewith, the Company is entering into a Second Amended and Restated Credit Agreement, dated as of August 16, 2000, with the several financial institutions from time to time parties thereto (each a “Lender” and collectively, the “Lenders”) and Bank of America, N.A., as Letter of Credit Issuing Lender and Administrative Agent for the Lenders (the “New Credit Agreement”). The New Credit Agreement amends and restates in its entirety the Prior Credit Agreement.

In connection with the execution of the New Credit Agreement, the parties hereto agree to amend the Continuing Guaranty as follows:

1.    Address Line.  The address line to the Continuing Guaranty, which immediately precedes the Preliminary Statement, is amended to read in full as follows:

To:	Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as Administrative Agent (the “Administrative Agent”)

2.    Preliminary Statement A.  Preliminary Statement A of the Continuing Guaranty is hereby amended to read in full as follows:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of August 16, 2000, as amended from time to time, among Tracinda Corporation; a Nevada corporation (the “Company”), the several financial institutions from time to time party thereto, and Bank of America, N.A., as Letter of Credit Issuing Lender and Administrative Agent for the Lenders (the “Credit Agreement”). The Credit Agreement amends and restates in its entirety that certain First Amended and Restated Credit Agreement dated as of October 30, 1996, as amended from time to time, among the Company, the banks party thereto, and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as the Letter of Credit Issuing Bank and the Administrative Agent. Terms not defined herein have the meanings assigned to them in the Credit Agreement.

3.    Defined Terms.  The Continuing Guaranty is amended to substitute the term “Lender” for each use of the term “Bank,” to substitute “Lenders” for each one of the terms “Banks”, and to substitute “Issuing Lender” for each use of the term “Letter of Credit Issuing Bank”.

4.    Affirmation of Continuing Guaranty.  In all other respects, the terms of the Continuing Guaranty are hereby confirmed. In connection herewith, Guarantor expressly and knowingly affirms its liability under the Continuing Guaranty (as amended hereby), expressly agrees to be and remain liable under the terms of the Continuing Guaranty (as amended hereby) for the Obligations as set forth therein, and acknowledges that it has no defense, offset or counterclaim whatsoever against any of the Lenders with respect to the Continuing Guaranty (as amended hereby). Guarantor further agrees that the Continuing Guaranty (as amended hereby) shall remain in full force and effect and is hereby ratified and confirmed and shall guaranty payment and performance of the Obligations as set forth therein. Guarantor hereby reaffirms and restates as of the date hereof, all of the representations and warranties made by Guarantor in the Continuing Guaranty except to the extent such representations and warranties specifically relate to an earlier date.

IN WITNESS WHEREOF, Guarantor and the Administrative Agent have executed this Amendment as of the date first written above by their duly authorized representatives.

250 RODEO, INC., a Delaware corporation

By:	/s/ Anthony Mandekic
Name: Title: Sec/Treas

BANK OF AMERICA, N.A. (formerly known as Bank of America National Trust and Savings Association), as Administrative Agent for the Lenders

By:	/s/ Janice Hammond
Name: Janice Hammond Title: Vice President Agency Specialist

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